Exhibit 10.2
COOPER-STANDARD HOLDINGS INC.
PERFORMANCE UNIT AWARD AGREEMENT
THIS AGREEMENT (this “Agreement”), which relates to a grant of Performance Units (“PUs”) made on _____ (the “Date of Grant”), is between Cooper-Standard Holdings Inc., a Delaware corporation (the “Company”), and the individual whose name is set forth on the signature page hereof (the “Participant”):
R E C I T A L S:
WHEREAS, the Company has adopted the Cooper-Standard Holdings Inc. 2011 Omnibus Incentive Plan, as amended and restated (the “Plan”) and the Cooper-Standard Automotive Inc. Long-Term Incentive Plan (the “LTIP”) which are incorporated herein by reference and made a part of this Agreement (capitalized terms not otherwise defined herein shall have the same meanings as in the Plan or the LTIP, as applicable); and
WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the PUs provided for herein to the Participant pursuant to the Plan and the LTIP, and the terms set forth herein.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.    Grant. The Company hereby grants to the Participant _________ on the terms and conditions set forth in this Agreement. One hundred percent (100%) of such PUs are referred to as the “Target PUs.” The Participant’s rights with respect to the PUs will remain forfeitable at all times prior to the date such PUs vest as described in Section 4.
2.    Performance Period and Goals. The vesting of the PUs is subject to the achievement of one or more Performance Goals during the Performance Period.
(a)    Performance Period. The Performance Period for this Award is the three–year period commencing on January 1, 2017 and ending on December 31, 2019.
(b)     Performance Goals. The Performance Goal is the Company’s return on invested capital (ROIC) for the three-year Performance Period. The Performance Goal will be met at “target” if 14.9% ROIC is achieved. The Performance Goal will be met at “threshold” if 80% of target performance is met. The Performance Goal will be met at “maximum” if 120% of target performance is met. Performance between threshold and target, or between target and maximum, shall be interpolated.
3.    Restrictions on Transfer. The Participant will not be entitled to sell, transfer, or otherwise dispose of or pledge or otherwise hypothecate or assign the PUs.
4.    Vesting; Termination of Employment.

(a) Vesting. Except as set forth in subsection (b) or (c), the PUs will be eligible to vest only if the Participant continues in Employment with the Company or its Affiliate until the end of the Performance Period. As soon as practical after the end of the Performance Period (and in all events during the calendar year immediately following the end of the Performance Period), the Committee will determine to what extent the Performance Goal has been achieved. Based on such determination, the potential number of PUs that will vest will be determined as follows:

If Performance Goal is Met at*:	Target PUs Potential Vesting is:
Threshold (80% of Target)	50%
Target	100%
Maximum (120% of Target)	200%
*If the Performance Goal is achieved between threshold and target, or between target and maximum, the percent of Target PUs that are considered potentially vested will be interpolated.
The Committee may then exercise its discretion, pursuant to Section 5.1 of the LTIP, to adjust the potential number of PUs that are vesting either upwards or downwards, provided that if the Participant is a Covered Employee, then the Committee may only approve a downward adjustment. The total number of PUs, after adjustment (if any), so determined by the Committee shall be considered vested as of the date of such Committee determination (the “Lapse Date”).
(b) Termination of Employment. If the Participant’s Employment with the Company and its Affiliates terminates for any reason prior to the end of the Performance Period, the PUs shall be canceled by the Company without consideration; provided that:
(i) upon termination of the Participant’s Employment due to the Participant’s death or Disability, the Target PUs shall vest in full on the date of such Employment termination;
(ii) if the Participant’s Employment terminates for Retirement, then a number of PUs equal to (x) the total number of PUs determined pursuant to subsection (a) multiplied by (y) a fraction, the numerator of which is the number of the Participant’s days of Employment during the Performance Period and the denominator of which is 1,095, shall vest and no longer be subject to forfeiture as of the Lapse Date; and
(iii) in the case of either (i) or (ii), any remaining unvested PUs shall be canceled by the Company without consideration.
(c) Change of Control. Notwithstanding the foregoing, in the event of a Change of Control while the Participant remains in Employment with the Company or its Affiliate, the Performance Goal shall be deemed to have been satisfied at the target level, regardless of actual performance prior to or after such Change of Control, such that only the Target PUs remain available for vesting under this Award, and the following will apply:
(i) If the purchaser, successor or surviving entity (or parent thereof) in the Change of Control (the “Survivor”) so agrees, then some or all of the Target PUs shall be assumed, or replaced with the same type of award with similar terms and conditions, by the Survivor in the Change of Control transaction. If applicable, each

PU that is assumed by the Survivor shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the PUs been actual shares immediately prior to such Change of Control. Upon termination of the Participant’s Employment (A) by the Company and its Affiliates without Cause or (B) if the Participant is then or was at the time of a Change of Control a Section 16 Participant, by such Section 16 Participant for Good Reason, in each case within two years after a Change of Control, any unvested portion of this Award (or the replacement award) shall immediately become vested in full.
(ii) To the extent the Survivor does not assume the PUs or issue replacement awards as provided in clause (i), then, immediately prior to the date of the Change of Control, the Target PUs shall become immediately and fully vested.
    5.    Settlement.
(a) General. Except as otherwise provided in Section 5(b), as soon as practicable after the PUs vest (but in all events during the year immediately following the end of the Performance Period), the Company will settle such vested PUs by delivering an amount of cash equal to the Fair Market Value, determined as of the vesting date, of a number of Shares equal to the number of PUs that have vested. For purposes hereof, the PUs that vest upon a Participant’s termination of Employment shall be settled only upon the Participant’s separation from service within the meaning of Code Section 409A.
(b) Six-Month Delay for Specified Employees. Notwithstanding any other provision in the Plan or this Agreement to the contrary, if (i) the PUs become vested as a result of the Participant’s separation from service other than as a result of death, and (ii) the Participant is a “specified employee” within the meaning of Code Section 409A as of the date of such separation from service, then settlement of such vested PUs shall occur on the date that is six months after the date of the Participant’s separation from service to the extent necessary to comply with Code Section 409A.
6.    No Voting Rights; Dividend Equivalents. The Participant shall not have voting rights with respect to the Shares underlying the PUs. The Participant shall be credited with an amount of cash equivalent to any dividends or other distributions paid with respect to the Shares underlying the PUs, so long as the applicable record date occurs on or after the Date of Grant and before such PUs are forfeited or settled; provided that such cash amounts shall be subject to the same risk of forfeiture and Performance Goals as the PUs to which such amounts relate. If, however, any dividends or other distributions with respect to the Shares underlying the PUs are paid in Shares rather than cash, then the Participant shall be credited with additional performance units equal to the number of Shares that the Participant would have received had the PUs been actual Shares, and such performance units shall be deemed PUs subject to the same risk of forfeiture and other terms of this Agreement and the Plan as apply to the PUs to which such dividends or other distributions relate. Any amounts due to the Participant under this provision shall be paid to the Participant at the same time as payment is made in respect of the PUs to which such dividends or other distributions relate.

7.    No Right to Continued Employment or Future Awards. The granting of the PUs shall impose no obligation on the Company or any of its Affiliates to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of the Participant. In addition, the granting of the PUs shall impose no obligation on the Company or any of its Affiliates to make awards under the Plan or the LTIP to the Participant in the future.
8.    Taxes. The Company and its Affiliates shall have the right and are hereby authorized to withhold from amounts otherwise payable hereunder any applicable withholding taxes in respect of the PUs and to take such other action as may be necessary to satisfy all obligations for the payment of such withholding taxes.
9.    Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party may designate in writing to the other. Any such notice shall be deemed effective upon receipt by the addressee.
10.    Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS.
11.    Performance Units Subject to Plan and LTIP. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and the LTIP. The PUs are subject to the Plan and the LTIP. The terms and provisions of the Plan and the LTIP as they may be amended from time to time are incorporated herein by reference. In the event of a conflict between any term or provision in this Agreement and a term or provision of the Plan or LTIP, the applicable terms and provisions of the Plan or LTIP will govern.
12.    Recoupment. This Award and the compensation received by the Participant under this Award shall be subject to the terms of any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or clawback compensation paid under this Award.
13.    Amendments. The Company may amend this Award at any time, provided that the Participant’s consent to any amendment is required to the extent the amendment materially diminishes the rights of the Participant or results in cancellation of the Award. Notwithstanding the foregoing, the Company need not obtain Participant (or other interested party) consent for (a) the adjustment or cancellation of an Award pursuant to the adjustment provisions of the Plan; (b) the modification of the Award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Shares are then traded; (c) the modification of the Award to preserve favorable accounting or tax treatment of the Award for the Company; or (d) the modification of the Award to the extent the Committee determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant or any other person(s) as may then have an interest in the Award.

14.    Committee Interpretation. As a condition to the grant of this Award, the Participant agrees (with such agreement being binding upon the Participant’s legal representatives, guardians, legatees or beneficiaries) that this Agreement will be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement, the Plan or the LTIP, and any determination made by the Committee under this Agreement, the Plan or the LTIP, will be final, binding and conclusive.
15.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

COOPER-STANDARD HOLDINGS INC.

By:

Agreed and acknowledged as of the date first above written:

Participant:

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